Exhibit 99

Haviv Ilan joins TI board of directors

DALLAS, Dec. 6, 2021 /PRNewswire/ — Texas Instruments Incorporated (TI) (Nasdaq: TXN) today announced that Haviv Ilan has been named to its board of directors. Mr. Ilan is executive vice president and chief operating officer (COO) of TI.

“Haviv will be a valuable addition to our board,” said Rich Templeton, TI’s chairman, president and CEO. “He brings strong business and financial acumen, a strategic mindset and sound judgement.”

Ilan, 53, joined TI in 1999 and as COO is responsible for leading TI’s businesses, sales, manufacturing and information technology organizations. Ilan was named executive vice president and COO in 2020. He earned a master’s degree in electrical engineering from Tel Aviv University and a master’s degree in business administration from the Kellogg-Recanati International Executive MBA Program.

“Having led large global organizations at TI, Haviv’s experience combines business, technical and market expertise. I look forward to having his leadership and perspective on our board,” said Ron Kirk, chairman of the board’s governance and stockholder relations committee.

About Texas Instruments

Texas Instruments Incorporated (Nasdaq: TXN) is a global semiconductor company that designs, manufactures, tests and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems. Our passion to create a better world by making electronics more affordable through semiconductors is alive today, as each generation of innovation builds upon the last to make our technology smaller, more efficient, more reliable and more affordable – making it possible for semiconductors to go into electronics everywhere. We think of this as Engineering Progress. It’s what we do and have been doing for decades. Learn more at TI.com.